Exhibit 23.5

FinPro Capital Advisors, Inc.
20 Church Street
Liberty Corner, NJ 07938

We hereby consent to the inclusion of our opinion letter dated December 17, 2012 to the Board of Directors of Roebling Financial Corp, Inc. as Annex C to the Proxy Statement/Prospectus of TF Financial Corp. and Roebling Financial Corp, Inc., which forms a part of the Registration Statement on Form S-4 of TF Financial Corp. and to the references to our name and to the description of such opinion contained therein. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

FinPro Capital Advisors, Inc.

Liberty Corner, New Jersey
February 8, 2013